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                                                                     Exhibit 2.1




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                            AGREEMENT AND PLAN OF MERGER


                                      between


                             PHASE II ACQUISITION CORP.

                                        and

                             TRANSDIGM HOLDING COMPANY


                             Dated as of August 3, 1998





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                                  TABLE OF CONTENTS

                                                                           Page

1.  Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

     1.1  The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2  Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.3  Effective Time of the Merger . . . . . . . . . . . . . . . . . . .1
     1.4  Effect of Merger . . . . . . . . . . . . . . . . . . . . . . . . .2

2.  The Surviving Corporation. . . . . . . . . . . . . . . . . . . . . . . .2
     2.1  Certificate of Incorporation . . . . . . . . . . . . . . . . . . .2
     2.2  By-laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.3  Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     2.4  Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . .2

3.  Conversion of Shares . . . . . . . . . . . . . . . . . . . . . . . . . .2
     3.1  Merger Consideration . . . . . . . . . . . . . . . . . . . . . . .2
     3.2  Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.3  No Further Rights. . . . . . . . . . . . . . . . . . . . . . . . .7
     3.4  Closing of the Company's Transfer Books. . . . . . . . . . . . . .7

4.  Representations and Warranties of the Company. . . . . . . . . . . . . .7
     4.1  Corporate Status and Authority . . . . . . . . . . . . . . . . . .7
     4.2  No Conflicts; Consents and Approvals, etc. . . . . . . . . . . . .8
     4.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . .8
     4.4  Ownership of TransDigm Inc . . . . . . . . . . . . . . . . . . . .9
     4.5  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     4.6  Financial Statements . . . . . . . . . . . . . . . . . . . . . . 10
     4.7  Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . 10
     4.8  Real Property; Assets. . . . . . . . . . . . . . . . . . . . . . 11
     4.9  Contracts. . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.10  Employment Agreements and Benefits, etc.. . . . . . . . . . . . 14
          4.10.1  Employment Agreements and Plans. . . . . . . . . . . . . 14
          4.10.2  ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . 14
          4.10.3  Tax Qualification. . . . . . . . . . . . . . . . . . . . 15
          4.10.4  Labor Matters. . . . . . . . . . . . . . . . . . . . . . 16
     4.11  Intellectual Property . . . . . . . . . . . . . . . . . . . . . 16
     4.12  Governmental Authorizations; Compliance with Law. . . . . . . . 17
     4.13  Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.14  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     4.15  Absence of Changes. . . . . . . . . . . . . . . . . . . . . . . 20
     4.16  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     4.17  Environmental Matters.  . . . . . . . . . . . . . . . . . . . . 23


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     4.18  Banking and Agency Arrangements . . . . . . . . . . . . . . . . 24
     4.19  Affiliate Transactions. . . . . . . . . . . . . . . . . . . . . 24
     4.20  Brokers . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     4.21  Qualification . . . . . . . . . . . . . . . . . . . . . . . . . 25
     4.22  Products Liability. . . . . . . . . . . . . . . . . . . . . . . 25
     4.23  Customers and Suppliers . . . . . . . . . . . . . . . . . . . . 26
     4.24  Prohibited Payments . . . . . . . . . . . . . . . . . . . . . . 26
     4.25  Additional Agreements . . . . . . . . . . . . . . . . . . . . . 26

5.  Representations and Warranties of Buyer. . . . . . . . . . . . . . . . 27
     5.1  Corporate Status and Authority . . . . . . . . . . . . . . . . . 27
     5.2  No Conflicts; Consents and Approvals, etc. . . . . . . . . . . . 27
     5.3  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.4  Financial Ability to Perform . . . . . . . . . . . . . . . . . . 28
     5.5  Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
     5.6  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28

6.  Additional Agreements. . . . . . . . . . . . . . . . . . . . . . . . . 28
     6.1  Conduct of Business Pending the Merger . . . . . . . . . . . . . 28
     6.2  Satisfaction of Closing Conditions . . . . . . . . . . . . . . . 29
     6.3  Access and Information . . . . . . . . . . . . . . . . . . . . . 30
     6.4  Transfer Taxes . . . . . . . . . . . . . . . . . . . . . . . . . 30
     6.5  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     6.6  Indemnification of Officers and Directors. . . . . . . . . . . . 31
     6.7  Contact with Customers and Suppliers . . . . . . . . . . . . . . 31
     6.8  Stockholders Approval. . . . . . . . . . . . . . . . . . . . . . 31
     6.9  No Solicitation; Notification. . . . . . . . . . . . . . . . . . 31
     6.10  Notice of Developments. . . . . . . . . . . . . . . . . . . . . 32
     6.11  Novation Agreements . . . . . . . . . . . . . . . . . . . . . . 32

7.  Conditions Precedent . . . . . . . . . . . . . . . . . . . . . . . . . 32
     7.1  General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     7.2  Conditions to Obligations of Both Parties. . . . . . . . . . . . 32
          7.2.1  HSR Act . . . . . . . . . . . . . . . . . . . . . . . . . 32
          7.2.2  Consents. . . . . . . . . . . . . . . . . . . . . . . . . 32
          7.2.3  No Injunction . . . . . . . . . . . . . . . . . . . . . . 33
     7.3  Conditions to Obligations of the Company . . . . . . . . . . . . 33
          7.3.1  Representations and Warranties of Buyer . . . . . . . . . 33
          7.3.2  Officer's Certificate . . . . . . . . . . . . . . . . . . 33
          7.3.3  Outstanding Debt. . . . . . . . . . . . . . . . . . . . . 33
          7.3.4  Transaction Costs . . . . . . . . . . . . . . . . . . . . 33
          7.3.5  Stockholders' Agreement . . . . . . . . . . . . . . . . . 33
     7.4  Conditions to Obligations of Buyer . . . . . . . . . . . . . . . 33



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          7.4.1  Representations and Warranties of the Company . . . . . . 34
          7.4.2  Officer's Certificate . . . . . . . . . . . . . . . . . . 34
          7.4.3  Directors . . . . . . . . . . . . . . . . . . . . . . . . 34
          7.4.4  FIRPTA Certificate. . . . . . . . . . . . . . . . . . . . 34
          7.4.5  Financial Advisory and Stockholders' Agreement. . . . . . 34
          7.4.6  Financing . . . . . . . . . . . . . . . . . . . . . . . . 35
          7.4.7  Transaction Costs . . . . . . . . . . . . . . . . . . . . 35
          7.4.8  Minimum Net Worth . . . . . . . . . . . . . . . . . . . . 35
          7.4.9  Approvals . . . . . . . . . . . . . . . . . . . . . . . . 35
          7.4.10  Stockholders' Agreement. . . . . . . . . . . . . . . . . 35
          7.4.11  Material Adverse Change. . . . . . . . . . . . . . . . . 35

8.  General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     8.1  Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
     8.2  Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . 35
     8.3  Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     8.4  Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     8.5  Further Actions. . . . . . . . . . . . . . . . . . . . . . . . . 37
     8.6  Non-Survival of Representations, Warranties and
            Agreements; No Recourse. . . . . . . . . . . . . . . . . . . . 37
     8.7  Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
     8.8  Assignment and Amendments. . . . . . . . . . . . . . . . . . . . 39
     8.9  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . 39
     8.10  Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . 39
     8.11  Interpretation. . . . . . . . . . . . . . . . . . . . . . . . . 39
     8.12  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . 40
     8.13  Consent to Jurisdiction, etc. . . . . . . . . . . . . . . . . . 40
     8.14  Waiver of Jury Trial. . . . . . . . . . . . . . . . . . . . . . 41






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

          AGREEMENT AND PLAN OF MERGER, dated as of August 3, 1998, between PHASE II ACQUISITION CORP., a Delaware corporation ("BUYER"), and TRANSDIGM HOLDING COMPANY, a Delaware corporation (the "COMPANY").

          WHEREAS, the respective Boards of Directors of Buyer and the Company have approved the merger of Buyer with and into the Company (the "MERGER"), upon the terms and subject to the conditions set forth herein.

          WHEREAS, Buyer is unwilling to enter into this Agreement unless, contemporaneously with the execution and delivery of this Agreement, Kelso Investment Associates IV, L.P., Kelso Equity Partners II, L.P. and the Buyer enter into a Voting Agreement and Messrs. Peacock and Howley enter into an agreement in the form of Exhibit A hereto and such persons have agreed to enter into, execute and deliver such agreements;

          NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

          1.  MERGER.

          1.1 THE MERGER . Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.3), Buyer shall be merged with and into the Company and the separate existence of Buyer shall thereupon cease, and the Company shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION") under the laws of the State of Delaware.

          1.2 CLOSING . Unless this Merger Agreement shall have been terminated pursuant to Section 8.3, and subject to the satisfaction or waiver of the conditions set forth in Section 7, the closing of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the condition set forth in Section 7.2.1, at the New York offices of Latham & Watkins unless another date, time or place is agreed to in writing by the parties hereto (the "CLOSING DATE").

          1.3 EFFECTIVE TIME OF THE MERGER . The Merger shall become effective upon the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the provisions of the Delaware General Corporation Law (the "DGCL"), or at such other time as Buyer and the Company shall agree should be specified in the Certificate of Merger, which filling shall be made as soon as practicable on the Closing Date. When used in this Merger Agreement, the term "EFFECTIVE TIME" shall mean the time at which such certificate is accepted for filing by the Secretary of State of Delaware or such time as otherwise specified in the Certificate of Merger.

          1.4 EFFECT OF MERGER . The Merger shall, from and after the Effective Time, have all the effects provided by the DGCL. If at any time after the Effective Time any


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further action is necessary to vest in the Surviving Corporation the title to any property or rights of Buyer or the Company, the proper officers and directors of the Surviving Corporation shall be fully authorized in the name of each of Buyer or the Company, as the case may be, to take any and all such lawful action.

          2.  THE SURVIVING CORPORATION.

          2.1 CERTIFICATE OF INCORPORATION . The Certificate of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation after the Effective Time.

          2.2 BY-LAWS . The By-laws of the Company as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

          2.3 DIRECTORS . The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          2.4 OFFICERS . The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

          3.  CONVERSION OF SHARES.

          3.1 MERGER CONSIDERATION . As of the Effective Time, by virtue of the Merger and without any action on the part of any stockholder of the Company or Buyer:

          (a) The shares of Common Stock, par value $.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall automatically be converted into and thereafter represent a number of validly issued, fully paid and non-assessable shares of common stock, par value $.01 per share, of the Surviving Corporation (the "SURVIVING CORPORATION COMMON STOCK") equal to the quotient of the Odyssey Equity Investment divided by the Per Share Merger Consideration.

          (b) All shares of Common Stock, $.01 par value, of the Company ("VOTING COMMON STOCK") and all shares of Class A Common Stock, $.01 par value, of the Company ("NONVOTING COMMON STOCK," and together with Voting Common Stock, "COMMON STOCK") which are held by the Company shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c) Each share of Common Stock issued and outstanding immediately prior to the Effective Time, other than those to which Section 3.1(b) or
     Section 3.1(d) applies


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

     and other than any shares held by stockholders referred to in Section 3.1(g), shall be converted into and represent the right to receive an amount in cash (such amount in cash being referred to herein as the "PER SHARE MERGER CONSIDERATION") equal to the quotient of (A) the Merger Consideration PLUS the Aggregate Exercise Proceeds PLUS the Option Rollover Amount, PLUS the Kelso Rollover Amount, MINUS the Transaction Costs divided by (B) the total number of Outstanding Shares.

          The following terms used in the definition of Per Share Merger Consideration shall have the following meanings:

          "MERGER CONSIDERATION" means $365 million MINUS the Kelso Rollover Amount MINUS the Option Rollover Amount.

          "AGGREGATE EXERCISE PROCEEDS" means the aggregate exercise price payable upon exercise of the Options (as defined below in Section 3.1(e)) which are to be cancelled pursuant to Section 3.1(e) hereof and all of the Warrants (as defined below in Section 3.1(f)).

          "OPTION ROLLOVER AMOUNT" means the gross amount of the Options listed on Schedule 3.1(e).

          "KELSO ROLLOVER AMOUNT" means (A) the quotient of the Odyssey Equity Investment Amount divided by .925 MINUS (B) the Odyssey Equity Investment Amount.

          "TRANSACTION COSTS" means the fees and expenses listed on Schedule 3.1(c).

          "OUTSTANDING SHARES" means 303,294.4 (the number of shares of common stock of the Company on a fully-diluted basis).

          "ODYSSEY EQUITY INVESTMENT AMOUNT" shall equal $90 million or such other amount invested by Odyssey in the Buyer immediately prior to the Effective Time but in no event shall such amount exceed $100 million without the Company's consent in its sole discretion.

          (d) A number of shares of Common Stock held by Kelso Investment Associates IV, L.P. ("KIA IV") and Kelso Equity Partners II, L.P. ("KEP II") equal to the quotient of the Kelso Rollover Amount divided by the Per Share Merger Consideration (each, a "ROLLOVER SHARE") shall be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation. Such conversion shall be effected such that KIA IV and KEP II will own 94.39% and 5.61% of such Rollover Shares, rounded to the nearest whole share; provided that in no event shall the number of Rollover Shares exceed the amount equal to the quotient of the Kelso Rollover Amount divided by the Per Share Merger



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     Consideration.  All Rollover Shares shall be subject to the stockholders agreement referred to in Sections 7.3.5 and 7.4.10.

          (e) Each outstanding option to purchase shares of Common Stock granted under the Company's 1994 Stock Incentive Plan (each, an "OPTION") to any current or former employee of the Company or any subsidiary thereof (each, an "OPTION HOLDER"), whether or not then exercisable, shall be cancelled and, in exchange therefor, each Option Holder shall be entitled to a cash payment (the "OPTION CANCELLATION PAYMENT") in respect of each such cancelled Option held by each such Option Holder equal to the product of (I) the number of shares of Common Stock covered by such Option immediately prior to the Effective Time multiplied by (II) the excess of
     (X) the Per Share Merger Consideration over (Y) the per share exercise price under such Option (the "NET VALUE"); PROVIDED, HOWEVER, that with respect to the individuals listed on Schedule 3.1(e) the Options held by each such individual shall be cancelled only to the extent from and after the Effective Time each such individual shall retain Options with an aggregate Net Value not less than the amount set forth opposite such
     person's name on Schedule 3.1(e).   From and after the Effective Time,
     pursuant to the terms of such stock option agreements, each such Option not cancelled shall represent an option to purchase an equal number of shares of Surviving Corporation Common Stock. Schedule 3.1(e) may be changed from time to time to add additional optionholders or to increase the net amount of any Options not being cancelled. The Option Cancellation Payments shall be subject to all applicable withholding and employment taxes and shall be paid to the Option Holders as soon as practicable following the Effective Time. Prior to the Effective Time, the Board of Directors shall adopt such resolutions or take such actions as are necessary, subject if necessary, to obtaining the consents of the holders thereof, to carry out the terms of this Section 3.1(e).

          (f) Each warrant to purchase shares of Common Stock granted under the Company's Warrant Agreement (the "WARRANT AGREEMENT"), dated September 30, 1993 (each, a "WARRANT"), to any person (each, a "WARRANT HOLDER"), shall be cancelled and, in exchange therefor, each Warrant Holder shall be entitled to a cash payment (the "WARRANT CANCELLATION PAYMENT") in respect of each such cancelled Warrant equal to the product of (I) the number of shares of Common Stock covered by such Warrant immediately prior to the Effective Time multiplied by (II) the excess of (X) the Per Share Merger Consideration over (Y) the per share exercise price under such Warrant. Prior to the Effective Time, the Board of Directors shall adopt such resolutions or take such actions as are necessary, subject to obtaining the consents of the holders thereof, to carry out the terms of this Section 3.1(f).

          (g) Notwithstanding anything to the contrary herein, shares of Common Stock held by stockholders who dissent from the Merger pursuant to Section 262 of the DGCL shall not be converted as of the Effective Time into a right to receive the Per

     Share Merger Consideration, but instead shall have such rights as may be available under the DGCL.

          3.2 PAYMENT . (a) Pursuant to an agreement in form and substance acceptable to the Company to be entered into prior to the Effective Time between Buyer and a disbursing agent reasonably satisfactory to Buyer and the Company (the "DISBURSING AGENT"), at the Effective Time, Buyer shall make available to the Disbursing Agent the Merger Consideration MINUS the Transaction Costs (the "PAYMENT FUND"). All payments for shares of Common Stock, Options and Warrants which are made in accordance with the terms hereof shall be deemed to have been made in full satisfaction of all rights pertaining to such shares, Options and Warrants, as the case may be.

          (b) Promptly after the Effective Time, Buyer shall cause the Disbursing Agent to send a notice and a letter of transmittal to each holder of certificates formerly evidencing (I) shares of Common Stock (other than certificates representing Rollover Shares, shares of Common Stock to be cancelled pursuant to Section 3.1(b) and held by stockholders referred to in
Section 3.1(g) (the "DISSENTING SHARES"), (II) Options to be cancelled pursuant to Section 3.1(e) and (III) Warrants (collectively, the "CERTIFICATES") advising holders of such Certificates of the effectiveness of the Merger and the procedure for surrendering to the Disbursing Agent such Certificates for exchange into the Per Share Merger Consideration, the Option Cancellation Payment or the Warrant Cancellation Payment, as the case may be, and that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery to the Disbursing Agent of the Certificates and a duly executed letter of transmittal and any other required documents of transfer. Each holder of the Certificates, upon surrender thereof to the Disbursing Agent together with such letter of transmittal (duly executed) and any other required documents of transfer, shall be entitled to receive in exchange therefor the Per Share Merger Consideration, the Option Cancellation Payment or the Warrant Cancellation Payment, as the case may be. Upon such surrender, the Disbursing Agent shall promptly deliver the merger consideration due hereunder (less any applicable withholding tax) in accordance with the instructions set forth in the related letter of transmittal, and the Certificates so surrendered shall promptly be cancelled. Until surrendered, the Certificates (other than those evidencing Dissenting Shares) shall be deemed for all purposes to evidence only the right to receive the merger consideration due hereunder, or, in the case of Dissenting Shares, the fair value of such Dissenting Shares. No interest shall accrue or be paid on any cash payable upon the surrender of the Certificates (other than Dissenting Shares to the extent required by the DGCL).

          (c) If the merger consideration due hereunder is to be delivered to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it shall be a condition to the payment of such merger consideration that the Certificates so surrendered shall be properly endorsed or accompanied by appropriate powers and otherwise in proper form for transfer, that such transfer otherwise be proper and that the person requesting such transfer pay to the Disbursing Agent any transfer or other taxes payable by reason of the foregoing or establish to the satisfaction of the Disbursing Agent that such taxes have been paid or are not required to be paid.

          (d) Unless required otherwise by applicable law, any portion of the Payment Fund that remains undistributed to holders of the Certificates 180 days after the Effective Time shall be delivered to the party who provided such funds to the Disbursing Agent and any Certificate holder who has not theretofore complied with the provisions of this Section 3 shall thereafter look only to the Surviving Corporation for payment of any merger consideration due hereunder, to which he is entitled pursuant to this Section 3. Neither Buyer nor the Disbursing Agent shall be liable to any such Certificate holder for any cash from the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          3.3 NO FURTHER RIGHTS . From and after the Effective Time, holders of certificates theretofore evidencing shares of Common Stock, other than Rollover Shares, shall cease to have any rights as stockholders of the Company, except as provided herein or by law.

          3.4 CLOSING OF THE COMPANY'S TRANSFER BOOKS . At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Common Stock shall be made thereafter. If after the Effective Time certificates for shares of Common Stock are presented to Buyer or the Surviving Corporation, they shall be cancelled and exchanged as provided in this Section 3.

          4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Buyer as follows, except as set forth in the schedules delivered by the Company to Buyer on or prior to the date of execution of this Merger Agreement:

          4.1 CORPORATE STATUS AND AUTHORITY . The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation in the jurisdictions in which the Company conducts its business, except where the failure to so qualify will not have a Material Adverse Effect (as defined below) on the Company and has the corporate power and authority to execute and deliver this Merger Agreement and perform its obligations hereunder and to conduct its business and to own, use or lease its properties and assets as now conducted, owned, used or leased. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by the Company have been duly and validly authorized and approved by the Company's Board of Directors and by the holders of the required percentage of Common Stock and no other corporate or stockholder proceedings on the part of the Company are necessary to authorize or approve this Merger Agreement or to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by the Company, and assuming the due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of the

Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or principles applicable to the enforcement of creditors rights generally. The Company has delivered to Buyer true, correct and complete copies of its and its subsidiaries' certificates of incorporation and by-laws (in each case, as amended to date). The Company and its subsidiaries are not in default or in violation of any provision of their certificates of incorporation or by-laws. For the purposes of this Merger Agreement, "MATERIAL ADVERSE EFFECT" or a similar phrase shall mean, with respect to any person, any material adverse effect on (I) the business, operations, assets (taken as a whole), liabilities (taken as a whole), financial condition or results of operations of such person and its subsidiaries, taken as a whole or, (II) the right or ability of such person or its subsidiaries to consummate any of the transactions contemplated hereby. "MATERIAL ADVERSE CHANGE" shall have a corresponding definition.

          4.2  NO CONFLICTS; CONSENTS AND APPROVALS, ETC.   (a)  Except as set
forth in Schedule 4.2(a), the execution and delivery of this Merger Agreement and the performance of its obligations hereunder will not result in (I) any conflict with the certificate of incorporation or by-laws of the Company or any of its subsidiaries, (II) subject to obtaining the consents referred to in
Section 4.2(b), any breach or violation of or default under (A) any law, statute, regulation, rule, judgment, order, decree, license, permit or other governmental authorization or (B) any Contract (as defined), mortgage, lease, agreement, deed of trust, indenture or any other instrument, in each case, to which the Company or any of its subsidiaries is a party or by which any of them or their respective properties or assets are bound, or (III) the creation or imposition of any liens, security interests, adverse claims, charges or encumbrances ("LIENS") other than Liens created by or resulting from the actions of Buyer or any of its affiliates, except, in the case of subsections (ii) and
(iii), for such breaches, violations or defaults and such Liens which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except as set forth in Schedule 4.2(b), no consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of the Company or any of its subsidiaries in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby, except (I) filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and
(II) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          4.3 CAPITALIZATION . The authorized capital stock of the Company consists of 900,000 shares of Voting Common Stock, par value $0.01 per share, 236,120 of which shares are issued and outstanding and 100,000 shares of Nonvoting Common Stock, par value $0.01 per share, 13,750 of which are issued and outstanding. The shares of the Voting Common Stock and Nonvoting Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and free of pre-emptive rights. Except as set forth in this Section 4.3 or on Schedule 4.3 and except for (I) the Warrants set forth on Schedule 4.3 to purchase 15,957.40 shares of Nonvoting Common Stock granted under the Warrant Agreement dated September 30, 1993 (subject to adjustment and, under certain circumstances described in the Warrants, their conversion to the rights to purchase Voting Common Stock), and
(II) the Options set forth on Schedule 4.3 to purchase 37,467 shares of Voting Common Stock granted under the 1994 Stock Incentive Plan, there are no (I) outstanding Equity Securities (as defined below) of the Company or (II) agreements, commitments or obligations of any kind or character for (A) the issuance of Equity Securities of the Company or (B) the repurchase, redemption or other acquisition of any Equity Securities of the Company. Other than as set forth on Schedule 4.3, there are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Securities in the Company. The only indebtedness for borrowed money is the Amended and Restated Credit Agreement, dated as of August 8, 1997, among TransDigm Inc., the Lenders named therein, the Chase Manhattan Bank as Administrative Agent, Collateral Agent and Issuing Bank, and Chase Securities Inc. as Arranger (the "CREDIT AGREEMENT"). The Credit Agreement is prepayable without more than two business days notice and without the payment of any penalty. For purposes of this Merger Agreement, "EQUITY SECURITIES" shall mean
(I) shares of capital stock or other equity securities, (II) subscriptions, calls, warrants, options or commitments of any kind or character relating to, or entitling any person or entity to purchase or otherwise acquire, any capital stock or other equity securities and (III) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities.

          4.4 OWNERSHIP OF TRANSDIGM INC . TransDigm Inc. is a direct wholly-owned subsidiary of the Company.

          4.5 SUBSIDIARIES . (a) The authorized capital stock __ each of the Company's subsidiaries is set forth on Schedule 4.5. Except as set forth in
Schedule 4.5, all such issued and outstanding shares are owned directly or indirectly by the Company, free and clear of all Liens, and have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth in Schedule 4.5, there are no outstanding Equity Securities or other rights, obligations, commitments or agreements of any kind for the purchase, redemption or acquisition from, or the sale or issuance by, the Company or any of its subsidiaries of any Equity Securities of any of such subsidiaries, and no authorization therefor has been given. The Company does not have any equity interest or investment in any corporation, partnership, joint venture, association or other business organization other than as set forth on Schedule
4.5. There are no shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to the voting of any Equity Securities in any subsidiaries of the Company.

          (b) Each of the Company's subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, which is set forth on Schedule 4.5, and has all requisite corporate power and authority to conduct its business and to own, use or lease its properties and assets, as now conducted, owned, used or leased, and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be likely to have a Material Adverse Effect on such subsidiary.

          4.6 FINANCIAL STATEMENTS . The Company has delivered to Buyer copies (which copies are complete and correct) of (I) the audited balance sheets and related statements of income and cash flows of the Company and its subsidiaries on a consolidated basis for the fiscal years ending September 30, 1995, 1996 and 1997 (the "AUDITED FINANCIAL STATEMENTS") and (II) the unaudited balance sheet and related statements of income and cash flows of the Company and its subsidiaries on a consolidated basis for the nine months ended June 26, 1998 (the "UNAUDITED FINANCIAL STATEMENTS", together with the Audited Financial Statements, the "FINANCIAL STATEMENTS"). The Financial Statements present fairly in all material respects the financial condition and results of operations of the Company and its subsidiaries on a consolidated basis as of the dates and for the periods indicated. The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied throughout the periods covered thereby. The Unaudited Financial Statements have been prepared in accordance with GAAP and on a consistent basis with the Audited Financial Statements, except as set forth in
Schedule 4.6.

          4.7 ABSENCE OF UNDISCLOSED LIABILITIES . Except for liabilities reflected or reserved against in the Audited Financial Statements for the fiscal year ending September 30, 1997 and the Unaudited Financial Statements or reflected in the schedules hereto, none of the Company or any of its subsidiaries has any liabilities or obligations (absolute or accrued or contingent, whether accrued or unaccrued and whether due or to become due) other than liabilities and obligations incurred in the ordinary course of business since June 26, 1998 or liabilities or obligations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole.

          4.8 REAL PROPERTY; ASSETS . (a) Schedule 4.8(a) lists all real property owned by the Company or its subsidiaries (the "OWNED REAL PROPERTY") or leased by the Company or its subsidiaries (the "LEASED REAL PROPERTY," and together with Owned Real Property, the "REAL PROPERTY"). Except as set forth in
Schedule 4.8(a), the Company and its subsidiaries have good and marketable title to the Owned Real Property listed on Schedule 4.8(a) and valid and subsisting leasehold interests in the Leased Real Property listed on Schedule 4.8(a), in each case, free and clear of all Liens, except for (I) Liens reflected in
Schedule 4.8(a), (II) Liens for taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefor,
(III) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business for sums that are not yet due and payable, (IV) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Real Property, in each case, which do not interfere with the ordinary conduct of the business of the Company or its subsidiaries and do not materially detract from the value of the property to which such encumbrance relates, (V) statutory Liens in favor of lessors arising in connection with any property leased to the Company or any of its subsidiaries which do not interfere with the ordinary conduct of the business of the Company or its subsidiaries and do not materially detract from the value of the property to which such encumbrance relates and (VI) Liens reflected on the face of or in the notes to the Financial Statements ("PERMITTED LIENS"). The Real Property and Leased Personal Property is used and operated (I) in conformity with all applicable leases, and (II) in conformity with all applicable contracts, commitments, licenses and permits, to the extent that the failure so to conform would not individually or in the aggregate, have a Material Adverse Effect on the Company.

          (b) Except as set forth in Schedule 4.8(b), the Company and its subsidiaries have legal and beneficial ownership of all of their respective tangible personal property and assets included in the June 26, 1998 balance sheet, except for properties and assets disposed of in the ordinary course of business since the date of such balance sheet and listed on Schedule 4.8, which Schedule shall not include inventory sold pursuant to contracts with customers, in each case, free and clear of all Liens, except for Permitted Liens. Except as set forth on Schedule 4.8(b), the Company and its subsidiaries own or have the right to use all of the tangible personal properties and assets necessary for the conduct of their business as currently conducted. Each such property or asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear and any improvements or replacements included within the Company's Capital Expenditure Plan (as defined herein)), and is suitable for the purpose for which it is currently used.

          (c) EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT BUYER TAKES SUCH ASSETS "AS IS" AND "WHERE IS."

          4.9 CONTRACTS . Schedule 4.9 lists all Contracts (as defined below) of the following types to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties is bound as of the date hereof (other than real property leases, employment-related agreements, and intellectual property licenses, which are provided for in Sections 4.8, 4.10 and 4.11, respectively): (I) joint venture and limited partnership agreements, (II) mortgages, indentures, loan or credit agreements, security agreements and other Contracts (A) relat-ing to the borrowing of money or extension of credit, (B) under which the Company or any of its subsidiaries has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (C) constituting a capitalized lease obligation, (D) under which the Company or any of its subsidiaries has granted (or may grant) a security interest or lien on any of the assets of the Company or any of its subsidiaries or (E) under which the Company or any of its subsidiaries has incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or similar instruments, (III) each distribution, franchise, license, sales, commission, consulting, agency, advertising or marketing Contract, except for such Contracts that are cancelable on not more than 30 days' notice by the Company or its subsidiaries without penalty or increased cost, (IV) each Contract that involves performance of services or delivery or purchase of goods or materials by or to the Company or any of its subsidiaries of an amount or value in excess of $250,000 over the life of such Contract, (V) each Contract providing for payment in excess of $250,000 over the life of such Contract, except for such Contracts that are cancelable on not more than 30 days' notice to the Company or its subsidiaries without penalty, termination payment or increased cost, (VI) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any personal property (except leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $75,000 per year, (VII) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company or any of its subsidiaries or any officer, director, stockholder or affiliate thereof to engage in any line of business or to compete with any person, (VIII) each Contract for capital expenditures in excess of $250,000,
(IX) each Contract (including, without limitation, a subcontract) with the United States, state or local government or any agency or department thereof, as of April 30, 1998 ("GOVERNMENT CONTRACTS"), (X) each guaranty of, or agreement to become liable for, any obligations of another person and (xi) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing (the "MATERIAL CONTRACTS") provided, however, that Schedule 4.9 does not include purchase orders from nongovernmental customers. The Company has furnished or made available to Buyer copies of all of the Contracts listed on Schedules 4.8, 4.9, 4.10 and 4.11, respectively. Except as set forth in
Schedule 4.9, each such Contract is a valid and binding agreement of the Company or one of its subsidiaries and is in full force and effect and, to the knowledge of the Company, is a valid and binding agreement of each party thereto. Neither the Company nor any of its subsidiaries, nor to the knowledge of the Company, any other person, is in default under any of the contracts listed on Schedules 4.8, 4.9, 4.10 and 4.11, respectively, except for such defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

          With respect to all Government Contracts, there are no pending, and to the knowledge of the Company, there are no contemplated or threatened (A) civil fraud or criminal investigations by any government investigative agency, (B) suspension or debarment proceedings (or equivalent proceedings) against the Company or any of its subsidiaries, (C) requests by the government for a contract price adjustment based on a claim disallowance by the Defense Contract Audit Agency or similar agency, or claim of defective pricing in excess of $100,000 individually or $500,000 in the aggregate, (D) disputes between the Company or any of its subsidiaries and the government which have resulted in a government contracting officer's final decision where the amount in controversy exceeds or would reasonably be expected to exceed $100,000 individually or $500,000 in the aggregate, or (E) claims or equitable adjustments by the Company or any of its subsidiaries against the government or any third party in excess of $100,000 individually or $500,000 in the aggregate.

          With respect to any Government Contract which expired, or was terminated, or for which final payment was made within three years prior to the date hereof, and except as set forth on Schedule 4.9 hereof, to the knowledge of the Company, there are no requests by the U.S. Government for a contract price adjustment based upon a claim of defective pricing in excess of $100,000.

          For the purposes of this Agreement "CONTRACT" shall mean any agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order and other executory commitment, whether oral or written, express or implied, (A) to which the Company or any of its subsidiaries is a party or (B) by which the Company, any of its subsidiaries or any of their respective assets are bound or affected.

          4.10  EMPLOYMENT AGREEMENTS AND BENEFITS, ETC.

          4.10.1 EMPLOYMENT AGREEMENTS AND PLANS . Schedule 4.10.1 lists (I) each Contract with any affiliate of the Company (A) to employ or terminate any officer of the Company and any of its subsidiaries or (B) that will result in the payment by, or the creation or acceleration of any material commitment or obligation (absolute or contingent) to pay on behalf of Buyer or the Company or any of its subsidiaries any material severance, termination, deferred compensation or "golden parachute," to any present or former officer of the Company or any of its subsidiaries following termination of employment or otherwise as a direct result of the consummation of the transactions contemplated hereby other than those which may be terminated by the Company or any of its subsidiaries without any liability upon less than 30 days' notice by the Company or any of its subsidiaries and (II) all profit sharing, pension, retirement, bonus, incentive compensation, stock option, stock appreciation right, stock bonus, deferred compensation, health, life insurance, disability and other written material employee benefit plans, programs, agreements, contracts or commitments for the benefit of the present or former employees of the Company or any of its subsidiaries or under which the Company or any of its subsidiaries may incur any liability (collectively, the "PLANS").

          4.10.2 ERISA . Each Plan has been maintained in compliance and presently complies in all material respects with the requirements of all applicable laws, including ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"). No Plan that is subject to section 302 of ERISA or section 412 of the Code has incurred any "accumulated funding deficiency" within the meaning of section 302 of ERISA or section 412 of the Code, whether or not waived, and no material liability (other than for annual premiums) to the Pension Benefit Guaranty Corporation has been incurred by the Company or any of its subsidiaries with respect to any Plan. Except as set forth on Schedule 4.10, as of the last day of the last plan year of each Plan that is an employee pension plan as defined in Section 3(3) of ERISA and as of the Effective Time, the "amount of unfunded benefit liabilities" as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Plan, accrued but unpaid contributions) did not and will not exceed zero. None of the Company or any of its subsidiaries or any Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of the Company or any of its subsidiaries pursuant to, any retiree medical benefit plan. There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, provides for the payment by the Company of any amount (I) that is not deductible under Section 162(a)(1) of the Code or (II) that is an "excess parachute payment" pursuant to Section 280G of the Code. None of the Company or any of its subsidiaries has withdrawn at any time within the preceding six years from any multi-employer plan, as defined in section 3(37) or 4001(a)(3) of ERISA (a "MULTI-EMPLOYER PLAN"), and incurred any material withdrawal liability which remains unsatisfied. If, as of the Effective Time, the Company and each of its subsidiaries were to withdraw from all multi-employer plans to which it (or any of them) has contributed or been obligated to contribute, it (and they) would incur no material liabilities to such plans under Title IV of ERISA. None of the Company nor any of its subsidiaries has engaged in a transaction with respect to any Plan that would reasonably be expected to subject the Company or any of its subsidiaries to a tax or penalty imposed by either section 4975 of the Code or section 502(i) of ERISA. Except as set forth on Schedule 4.10.2, there are no material pending or, to the Company's knowledge, threatened claims by or on behalf of any of the Plans or by any present and former employee or governmental authority involving any such Plan (other than routine claims for benefits). All contributions required to have been made by the Company or any of its subsidiaries to any Plan under the terms of any such plan or pursuant to any applicable Collective Bargaining Agreement (as defined in Section 4.10.4 below) or applicable law (including, without limitation, ERISA and the Code) have been timely made. With respect to each Plan, the Company has made available to Buyer copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and related trust agreements and insurance contracts or other funding arrangements which implement each such Plan. None of the Company, any of its subsidiaries or any other trade or business, whether or not incorporated, that is treated as a single employer together with the Company pursuant to section 414(b), (c) or (m) of the Code has incurred any material liability pursuant to Title IV of ERISA. Except as set forth in Schedule 4.10.2 and except as required by any Contract or Plan, neither the Company nor any of its subsidiaries has any announced Plan or legally binding commitment to create any additional Plans which are intended to cover employees or former employees of the Company or to amend or modify any existing Plan.

          4.10.3 TAX QUALIFICATION . Except as disclosed on Schedule 4.10.3, each Plan intended to be qualified under section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification under the Code and nothing has occurred since the date of such determination letter that will adversely affect such favorable determination or qualification.

          4.10.4 LABOR MATTERS . Except as disclosed on Schedule 4.10.4, neither the Company nor any of its subsidiaries is a party to or bound by any collective bargaining agreement or other contract with any labor union or other employee representative of a group of employees (a "COLLECTIVE BARGAINING AGREEMENT"), and there are no labor unions or other organizations representing or, to the knowledge of the Company, purporting or attempting to represent any employees employed by any of the Company and its subsidiaries. Except as disclosed on Schedule 4.10.4, since January 1, 1996, there has not occurred or, to the knowledge of the Company, been threatened any strike, organized slowdown, picketing, organized work stoppage or organized concerted refusal to work overtime with respect to any employees employed by any of the Company or any of its subsidiaries. Except as disclosed on Schedule 4.10.4, there are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Company, threatened with respect to any employees employed by the Company or any of its subsidiaries.

          4.11 INTELLECTUAL PROPERTY . Schedule 4.11 lists all material trademarks, copyright registrations, trade names, service marks, patents and any and all registrations thereof and applications therefor, owned by the Company or any of its subsidiaries (the "INTELLECTUAL PROPERTY"). Except as set forth in
Schedule 4.11, the Company and its subsidiaries own the Intellectual Property free and clear of all Liens. Except as set forth in Schedule 4.11, neither the Company nor any of its subsidiaries has any notice or claim that it is infringing the intellectual property rights of any third party and the Company has no knowledge of any infringement by any person or entity of the Intellectual Property. The Intellectual Property and the Licenses (as hereinafter defined) constitute all the Intellectual Property and the Licenses necessary to conduct the Company's and its subsidiaries' businesses as is being conducted on the date hereof. Schedule 4.11 sets forth a complete and correct list, as of the date hereof, of all material written licenses to which the Company or any of its subsidiaries is a party, pursuant to which (A) the Company or such subsidiary permits any person or entity to use any of the Intellectual Property, or (B) any person or entity permits the Company or such subsidiary to use any trademarks, service marks, trade names, copyrights or patents not owned by the Company or any of its subsidiaries (the "LICENSES"). The Company has furnished or made available to Parent complete and correct copies of the Licenses. Except as set forth on
Schedule 4.11, neither the Company nor any of its subsidiaries, nor, to the Company's knowledge, any other party thereto, is in default under any License, and each License is in full force and effect as to the Company or any of its subsidiaries party thereto, and to the Company's knowledge, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole.

          4.12 GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAW . Except as otherwise set forth in Schedule 4.12, the Company and its subsidiaries hold all licenses, permits, franchises and other governmental authorizations material to the business of the Company and its subsidiaries as presently conducted ("PERMITS"), including, without limitation, all Permits required by the Federal Aviation Administration and the Joint Aviation Authorities. Except as set forth in Schedule 4.12, all such Permits are valid and in full force and effect and are listed on Schedule 4.12. The Company and its subsidiaries have not violated any such Permits in any material respect, and each is in compliance with all such Permits in all material respects. Neither the Company nor its subsidiaries has received any notice to the effect that, or otherwise has any knowledge that,
(A) the Company and its subsidiaries are not currently in compliance with, or are in violation of, any such Permits in any material respect or (B) subject to obtaining the consents set forth in Schedule 4.2(b), any currently existing circumstances are likely to result in a failure of the Company and its subsidiaries to comply with, or in a violation by the Company and its subsidiaries of, any such Permits in any material respect. Except as set forth on Schedule 4.12, the Company and its subsidiaries have not violated and are in compliance with (A) all applicable laws, statutes, ordinances, regulations, rules and orders of every federal, state, local or foreign government and every federal, state, local or foreign court or other governmental or regulatory agency, department, authority, body or instrumentality and (B) any judgment, decision, decree, requirement or order of any court or governmental or regulatory agency, department, authority, body or instrumentality (collectively, "LAWS"), relating to the assets, business or operations of the Company or its subsidiaries, except to the extent that any such violation or failure to comply is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the Company. Except as set forth on Schedule 4.12, none of the Company or any of its subsidiaries has received any notice of any failure to comply or violation of any applicable Law and none of the Company or any of its subsidiaries has actual knowledge of any currently existing circumstances likely to result in a failure of the Company to comply with, or a violation by the Company of, any Laws, except for failures or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. This Section 4.12 does not relate to employee benefits matters which are instead the subject of Section 4.10, tax matters which are instead the subject of Section 4.14 or environmental matters which are instead the subject of Section 4.17.

          4.13 LITIGATION . Except as otherwise set forth in Schedule 4.13, there are no judicial, regulatory or administrative actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened, which
(I) individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole,
(II) assert criminal liability against the Company or any of its subsidiaries or any officer, director or shareholder of the Company or any of its subsidiaries as such, or (III) question the validity of this Merger Agreement or any action taken or to be taken by the Company, or any of its subsidiaries in connection herewith. Except as set forth in Schedule 4.13, there are no orders, judgments or decrees of any court or governmental authority, which apply to the Company or any of its subsidiaries or any of their properties or assets.

          4.14 TAX MATTERS . (a) DEFINITIONS. For purposes of this Section 4.14, the following capitalized terms shall have the following meanings.
"CODE": the Internal Revenue Code of 1986, as amended. "EMPLOYMENT AND WITHHOLDING TAXES": any federal, state, provincial, local, foreign or other employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care or other similar tax, duty or other governmental charge or assessment and all Taxes required to be withheld by or on behalf of each of the Company and each of its subsidiaries in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other party, in each case, on or in respect of the business or assets thereof. "INCOME TAX": any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits or windfall profits tax or other similar tax, estimated tax, duty or other governmental charge or assessment or deficiencies thereof. "INCOME TAX RETURN": any Tax Return relating to Income Taxes. "IRS": the Internal Revenue Service. "TAX": any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, estimated or other similar tax, assessment or other governmental charge. "TAX RETURN": any return, report, declaration, form, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof that relates to the Company or any of its subsidiaries. "TREASURY REGULATIONS": the regulations promulgated under the Code.

          (b)  FILING OF RETURNS AND PAYMENT OF TAXES.  Except as set forth in
Schedule 4.14(b), all material Tax Returns required to be filed on or before the Closing Date have (or by the Closing Date will have) been duly filed on a timely basis and such Tax

Returns are complete and correct in all material respects. Except for Taxes set forth in Schedule 4.14(b) or as reflected or reserved against in the Financial Statements, the following Taxes (collectively, "COMPANY TAXES") have (or by the Closing Date will have) been duly paid: (I) all Taxes shown to be due on material Tax Returns required to be filed on or before the Closing Date and (II) all material Taxes due and payable on or before the Closing Date that are or may become payable by the Company or any of its subsidiaries or chargeable as a Lien upon the assets thereof (whether or not shown on any Tax Return). Except as set forth in Schedule 4.14(b), all material Employment and Withholding Taxes required to be withheld and paid on or before the Closing Date have (or by the Closing Date will have) been duly paid to the proper governmental authority or properly set aside in accounts for such purpose.

          (c) EXTENSIONS, ETC. Except as set forth in Schedule 4.14(c), no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Company Taxes or Employment and Withholding Taxes, and no power of attorney with respect to any such Taxes, has been executed or filed with the IRS or any other taxing authority.

          (d) TAX FILING GROUPS; INCOME TAX JURISDICTIONS. Except as set forth in Schedule 4.14(d), neither the Company nor any of its subsidiaries is or has been at any time a member of any affiliated, consolidated, combined or unitary group for purposes of filing Income Tax Returns or paying Income Taxes. Except as set forth in Schedule 4.14(d), neither the Company nor any of its subsidiaries has been liable for the taxes of any other person (other than the Company and its subsidiaries) or entity as a transferee or successor, by contract, by law or otherwise since 1995. Set forth in Schedule 4.14(d) are all countries, states, provinces, cities or other jurisdictions in which the Company and its subsidiaries currently file or have filed within the last year an Income Tax Return.

          (e) COPIES OF RETURNS; AUDITS; ETC. The Company has (or by the Closing Date will have) made available to Buyer complete and accurate copies of all Tax Returns with respect to all periods beginning on or after October 1, 1994 that have been filed or will be required to be filed (after giving effect to all valid extensions of time for filing) on or before the Closing Date. Except as set forth in Schedule 4.14(e), (I) no material Company Taxes or material Employment and Withholding Taxes have been asserted in writing by any governmental authority since October 1, 1994 to be due, (II) no revenue agent's report or written assessment for Taxes has been issued by any governmental authority in the course of any audit that has been completed since October 1, 1994 with respect to material Company Taxes or material Employment and Withholding Taxes, and (III) no material issue has been raised by any governmental authority in the course of any audit that has not been completed with respect to material Company Taxes or material Employment and Withholding Taxes, which issue has been raised in a writing that has been received by the Company. Except as set forth in Schedule 4.14(e), no Tax Return is currently under audit by any taxing authority, and no Employment and Withholding Taxes are currently under audit by any taxing authority. Except as set forth in Sched-ule 4.14(e), neither the IRS nor any other taxing authority is now asserting in writing against the Company or any of its subsidiaries any material deficiency or claim for additional Taxes or any material adjustment of Taxes.

          (f) SECTION 1445(A) OF THE CODE. The Company is not and has not been a United States real property holding Company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(e)(i)(iii) of the Code, and Buyer will not be required to deduct and withhold any amount pursuant to section 1445(a) of the Code in connection with the Merger.

          (g) TAX SHARING AGREEMENTS. Except as set forth in Schedule 4.14(g), neither the Company nor any of its subsidiaries is a party to or bound by or has any obligation under any written Tax sharing agreement or arrangement and any such agreement or arrangement will be terminated prior to the Effective Time.

          4.15 ABSENCE OF CHANGES . Since June 26, 1998, other than in connection with, or as a result of, the transactions contemplated by this Merger Agreement or reflected in the schedules hereto, including, without limitation,
Schedule 4.15, the Company and its subsidiaries have conducted their business in the ordinary course, in substantially the same manner in which it has been previously conducted, there has been no Material Adverse Change in or with respect to the Company or its subsidiaries, except for any change resulting from general economic, financial, industry or market conditions and none of the Company or any of its subsidiaries has:

          (i)  purchased or redeemed any shares of its Equity Securities;

          (ii) incurred any indebtedness for borrowed money or entered into any guaranty or incurred any material liabilities, or incurred any obligations for any performance bonds, payment bonds, bid bonds, surety bonds, letters of credit, guarantees or other similar instruments;

          (iii) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Liens incurred in the ordinary course of business or Permitted Liens;

          (iv) except as required by GAAP, made any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

          (v) (A) increased the compensation of any officer or other key management employee, (B) adopted or amended in any material respect the terms of any employee benefit plan maintained by the Company or any of its subsidiaries in a manner that is reasonably expected to increase the costs of the Company in maintaining such plan by a material amount, (C) granted, made or accrued any loan, bonus, fees, incentive compensation, service award or other like benefit, to or for the benefit of any employee except pursuant to the Plans described on Schedule 4.10 or pursuant to the

     Company's annual bonus plan in the ordinary course of business, (D) entered into any new employment, severance, material consulting agreement or other material compensation agreement or caused or suffered any material written cancellation or amendment thereof (except with respect to any employee at will without a written agreement and except for entering into, cancelling or amending sales representative agreements in the ordinary course of business), (E) entered into any new bonus or incentive agreement, (F) with respect to any stockholder or any other affiliates, granted, made or accorded any payment or distribution or other like benefit, or otherwise transferred assets, including, but not limited to, any payment of principal of or interest on any debt owed to any stockholder or affiliate; other than
     (A) in the ordinary course of business or (B) to comply with applicable law or the terms of any Contract or Collective Bargaining Agreement;

          (vi) disposed or agreed to lease, assign, transfer or dispose of any material properties or assets necessary for the conduct of the business of the Company and its subsidiaries as currently conducted, other than in the ordinary course of business;

          (vii) waived, released, cancelled or forgiven any debts, claims or rights (or series of rights, debts or claims) involving, individually or in the aggregate, consideration in excess of $250,000 except in the ordinary course of business;

          (viii) cancelled or terminated, or amended, modified or waived in any material respect the terms of, any Contract to which it is a party or by which it or any of their assets are bound, the executor portion of which provides for aggregate annual revenues to the Company and its subsidiaries in excess of $250,000;

          (ix) (A) acquired (by merger, consolidated, acquisition of stock, other securities or assets or otherwise), (B) made a material capital investment in, (C) made a material loan advance or agreement to loan or advance to, (D) entered into any joint venture, partnership or other similar arrangement for the conduct of business with, or (E) guaranteed material indebtedness for borrowed money of, (X) any third party or (Y) any portion of the assets of any person that constitutes a division or operating unit of such person;

          (x) made any capital expenditures or commitments therefor in excess of the aggregate amount set forth in the Company's 1998 capital expenditures plan, a true and complete copy of which has been provided to Buyer (the "CAPITAL EXPENDITURE PLAN";

          (xi) suffered any theft, damage, destruction or casualty loss affecting its business of any of their assets in excess of $100,000 in any single instance or $300,000 in the aggregate, whether or not covered by insurance;

     (xii) (A) issued or sold, or entered into any agreement obligating it to issue or sell or (B) declared, set aside for payment or paid dividends or distributions in respect of or (C) directly or indirectly redeemed, purchased or otherwise acquired or retired or split, combined or otherwise adjusted, any Equity Securities;

          (xiii) paid, discharged, cancelled, compromised or satisfied any material liability other than any such payment, discharge or satisfaction in the ordinary course of business;

          (xiv)  changed or amended its certificate of incorporation or bylaws;

          (xv)  committed to or entered into any Contract to do the foregoing;
     or

          (xvi) entered into any agreement outside the ordinary course of business.

          4.16 INSURANCE . Schedule 4.16 sets forth a complete and correct list, as of the date hereof, of the policies of insurance currently maintained by the Company and its subsidiaries. Such policies are in full force and effect and protect the Company and its subsidiaries against such losses and risks as is consistent with industry practice and all premiums due with respect to all periods to and including the Closing Date have either been paid or adequate provisions for the payment by Company thereof have been made. Neither the Company nor any of its subsidiaries has received any notice of any material increase of premiums with respect to, or cancellation or non-renewal of, any of such insurance policies. There are no material claims by the Company or any of its subsidiaries under any of such policies relating to the business, assets or properties of the Company or its subsidiaries as to which any insurance company is denying liability or defending under a reservation of rights or similar clause.

          4.17  ENVIRONMENTAL MATTERS.   (a)  DEFINITIONS.  For purposes of this
Section 4.17, the following capitalized terms shall have the following meanings. "ENVIRONMENTAL LAW": any foreign, federal, state, or local law, statute, rule, regulation, order or other requirement of law relating to (I) the manufacture, transport, use, emission, treatment, storage, disposal, release or threatened release of pollutants, contaminants, chemicals, industrial materials or wastes, or (II) the protection of human health or the environment (including, without limitation, natural resources, air, and surface or subsurface land or waters). "HAZARDOUS SUBSTANCE": any pollutant, contaminant, chemical, waste, or any other carcinogenic, toxic or hazardous substances or materials, including but not limited to asbestos or asbestos containing material, petroleum, including crude oil and any fractions thereof, or other wastes, chemicals, substances or materials subject to regulation or remediation under any Environmental Law.

          (b)  ENVIRONMENTAL COMPLIANCE AND CONDITIONS.  Except as set forth in
Schedule 4.17:

          (i) the Company and its subsidiaries are in material compliance with all applicable Environmental Laws;

          (ii) the Company and its subsidiaries have obtained, and are in material compliance with, all permits and authorizations required under applicable Environmental Laws (all of which permits and authorizations are set forth on Schedule 4.17);

          (iii) there are and have been no material releases or potential releases of Hazardous Substances at, on, or into any real property currently owned or leased or to its knowledge, formerly owned or leased, by the Company or its subsidiaries;

          (iv) the Company and its subsidiaries are not a party, whether as a direct signatory or as successor, assign or third-party beneficiary, or, to its knowledge, otherwise bound, to any Contract under which the Company or its subsidiaries are obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning compliance with Environmental Laws;

          (v) neither the Company nor any of its subsidiaries has received from any governmental authority any written notice of violation, alleged violation, non-compliance, liability or potential liability regarding compliance with applicable Environmental Laws concerning any of the Real Property;

          (vi) no material judicial proceeding or governmental or administrative action is pending or, to its knowledge, threatened, under any applicable Environmental Law pursuant to which the Company or any of its subsidiaries is or will be named as a party; and

          (vii) neither the Company nor any of its subsidiaries has entered into any agreement with or is subject to any order or decree from any governmental authority pursuant to which the Company or any of its subsidiaries has assumed responsibility for the remediation of any condition resulting from the release, treatment, storage or disposal of Hazardous Substances.

          4.18 BANKING AND AGENCY ARRANGEMENTS . Schedule 4.18 sets forth a list of:

          (i) each bank, savings and loan or similar financial institution in which either the Company or any of its subsidiaries has an account or safe deposit box or other custodial arrangement and the numbers of such accounts or safe deposit boxes maintained by the Company and its subsidiaries; and

          (ii) the names of all persons authorized to draw on each such account or to have access to any such safe deposit box facility.

          4.19 AFFILIATE TRANSACTIONS . Except as set forth in Schedule 4.19 or Schedule 4.10.1, neither the Company nor any of its subsidiaries is a party to any Contract with any of their respective directors or officers in their capacity as directors or officers of the Company.

          4.20 BROKERS . All negotiations relating to this Merger Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Company in such manner as to give rise to any valid claim against Buyer or the Company for any brokerage or finder's commission, fee or similar compensation, except for Goldman, Sachs & Co. and Kelso & Company, whose fees in respect hereof shall be paid by the Company.

          4.21 QUALIFICATION . (a) All products sold by the Company and its subsidiaries pursuant to qualification requirements established by the Company's and its subsidiaries' customers were produced in a manner consistent with the requirements of such qualification except for individual defective products produced in the ordinary course of business, or where the failure to do so, individually or in the aggregate, would not have a Material Adverse Effect on the Company. The Company held all necessary qualifications for its products from its customers pursuant to which sales were made to such customers. Except as set forth in Schedule 4.21, the Company has not received notification that any qualifications for the Company's products as established by the Company's customers have been revoked or terminated as a result of the failure of products manufactured by the Company to meet the specifications required by such qualifications, and to the knowledge of the Company, no such revocation or termination is threatened or contemplated.

          (b) The Company and its subsidiaries hold such security clearances as are required to perform their respective obligations under any Government Contract. There are no facts or circumstances known to the Company that could result in the suspension or termination of such clearances, or that could render the Company or its subsidiaries ineligible for such security clearances in the future. All security measures required by the Department of Defense Industrial Security Manual have been implemented in all material respects.

          4.22 PRODUCTS LIABILITY . Except as set forth on Schedule 4.22, there are not presently pending or, to the knowledge of the Company, threatened any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship including, without limitation, any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Company that would individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Schedule 4.22 sets forth a true and complete list of (I) all matters referred to in the preceding sentence and (II) all material product recalls or material written post-sales warnings involving a product line of the Company as opposed to warranty claims in the ordinary course of business ("RECALLS") and any pending investigations being conducted by the Company or by any other person concerning a Recall relating to any product manufactured, distributed or sold by or on behalf of the Company. The Financial Statements contain as of their respective dates, adequate and sufficient reserves for product warranty related expenses and product returns.

          4.23 CUSTOMERS AND SUPPLIERS . Schedule 4.23 sets forth a true and correct list of (A) the 10 largest customers of the Company by division, on a consolidated basis, in terms of sales during the fiscal year ended September 30, 1997 PLUS one other customer and (B) the 10 largest suppliers of the Company by division, on a consolidated basis, in terms of purchases during the fiscal year ended September 30, 1997. Except as set forth on Schedule 4.23, there are no ongoing discussions with any of the customers or suppliers involving or in respect of any price increases in the Company's inputs or price decreases in the Company's outputs, the net effect of which could reasonably be expected to have a material negative impact on the Company's gross profit. Since June 26, 1998, there has not been any adverse change in the business relationship of the Company or its subsidiaries with any customer or supplier named in Schedule 4.23 which is material to the Company or any such subsidiary's relationship with such customer or supplier.

          4.24 PROHIBITED PAYMENTS . The Company and its subsidiaries have not, directly or indirectly, (A) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (B) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company and its subsidiaries for any reason, (C) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other persons, to any candidate for federal, state, local or foreign public office or (D) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or its subsidiaries, which the Company or its subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

          4.25 ADDITIONAL AGREEMENTS . The (I) Stock Purchase Agreement among TransDigm, Inc. and the shareholders of Marathon Power Technologies Company listed therein, dated as of August 8, 1997, (II) Asset Purchase Agreement among American Premier Underwriters, Inc., Marathon Power Technologies Company and the other parties named therein, dated as of April 20, 1994, and (III) Stock Sale and Asset Transfer Agreement by and between IMO Industries Inc. and Novadigm Acquisition Inc., dated as of July 14, 1993, are, in each case, in full force and effect, subject to the terms thereof, and to the knowledge of the Company are enforceable by the Company and its subsidiaries, as applicable, in accordance with their terms.

          5. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to the Company as follows:

          5.1 CORPORATE STATUS AND AUTHORITY . Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Merger Agreement and perform its obligations hereunder. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted and is duly qualified and licensed to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, impair the ability of Buyer to fulfill its obligations hereunder. The execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby by Buyer have been duly and validly authorized and approved by the board of directors of Buyer, and no other corporate or stockholder proceedings on the part of Buyer are necessary to consummate the transactions contemplated hereby. This Merger Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or principles applicable to the enforcement of creditors' rights generally.

          5.2  NO CONFLICTS; CONSENTS AND APPROVALS, ETC.   (a)  Except as set
forth in Schedule 5.2(a), the execution, delivery and performance of this Merger Agreement by Buyer will not result in (I) any conflict with the certificate of incorporation or by-laws of Buyer, (II) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Buyer or any of its subsidiaries is a party or by which Buyer or any of its subsidiaries or any of their respective properties or assets are bound, or (III) the creation or imposition of any Lien, except, in the case of clauses (ii) and (iii) of this
Section 5.2, for such breaches, violations or defaults and such Liens which would not, individually or in the aggregate, impair the ability of Buyer to fulfill its obligations hereunder.

          (b) Except as set forth in Schedule 5.2(b), no consent, approval or authorization of or filing with any third party or governmental authority is required on the part of Buyer in connection with the execution and delivery of this Merger Agreement or the consummation of the transactions contemplated hereby, except (I) filings required with respect to the HSR Act, (II) those which may be required by the governmental contracts to which the Company is a party or the governmental permits and authorizations held by the Company, and
(III) the filing of a certificate of merger pursuant to the DGCL.

          5.3 CAPITALIZATION . Immediately prior to the Effective Time, Buyer shall not have outstanding any Equity Securities other than shares of common stock.

          5.4 FINANCIAL ABILITY TO PERFORM . Buyer has delivered to the Company complete and correct executed copies of letters from Bankers Trust Corporation and Odyssey Investment Partners Fund L.P. (the "FINANCING LETTERS") issued in connection with the financing of the transactions contemplated hereby (the "FINANCING"). Assuming satisfaction of all applicable conditions set forth in the Financing Letters and full funding thereunder, Buyer at the Closing Date shall be capitalized with an equity contribution in an amount up to $90 million (or such other amount as is equal to $116 million MINUS the Option Rollover Amount MINUS the Kelso Rollover Amount; provided that in no event shall Buyer be required to be capitalized with an equity contribution in an amount in excess of $94.5 million) and such funds, together with the proceeds from the debt Financing, will provide sufficient funds to consummate the transactions contemplated hereby.

          5.5 LITIGATION . There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened, which question the validity of this Merger Agreement or any action taken or to be taken by Buyer in connection herewith.

          5.6 BROKERS . All negotiations relating to this Merger Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of Buyer in such manner as to give rise to any valid claim against Buyer or the Company for any brokerage or finder's commission, fee or similar compensation.

          6.  ADDITIONAL AGREEMENTS.

          6.1 CONDUCT OF BUSINESS PENDING THE MERGER . From the date hereof until the Closing Date, other than (I) in connection with, or as a result of, the transactions contemplated by this Merger Agreement or reflected in the schedules hereto, or (II) as otherwise consented to by Buyer in writing, such consent not to be unreasonably withheld, the Company and its subsidiaries shall conduct their business in the ordinary course in substantially the same manner in which it previously has been conducted and not take any action that would cause a breach of paragraphs (i)-(xvii) of Section 4.15.

          6.2 SATISFACTION OF CLOSING CONDITIONS . (a) The parties shall use their commercially reasonable best efforts to take all action necessary or appropriate to bring about the satisfaction as soon as possible of all the conditions contained in Section 7. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their commercially reasonable best efforts promptly to obtain, such consents, authorizations and approvals from such third parties and governmental authorities as shall be necessary to permit the consummation of the transactions contemplated by this Merger Agreement, including, without limitation, making the requisite filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act and each party will refrain from taking any action which would cause, and shall use its commercially reasonable best efforts to take any action necessary to prevent, any of the representations and warranties made by it in this Merger Agreement not to be true and correct in all material respects at and as of the Closing Date with the same force and effect as then made (except with respect to representation and warranties which are made as of a specific date), subject only to exceptions permitted or expressly contemplated by this Merger Agreement. The Company further covenants and agrees, with respect to any threatened or pending judgment, order, injunction, decree or decision of any governmental authority that will adversely affect the ability of the parties hereto to consummate the transactions contemplated hereby, to use all commercially reasonable efforts to prevent the entry or promulgation thereof and to defend and cooperate with each other in the defending of any legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties challenging the transaction contemplated hereby as the case may be, it being understood that such efforts shall not include any requirement of the Company to expend material sums of money or grant any material financial or other accommodation.

          (b) The Buyer agrees to use commercially reasonable best efforts to obtain the financing necessary to consummate the transactions contemplated hereby as soon as possible. The Buyer agrees that any 144A offerings contemplated by the Financing Letters must be consummated prior to October 31, 1998 and that if any such offering is not consummated prior to such date, then the Buyer will be obligated on October 31, 1998 to obtain the bridge loan financing contemplated by the Financing Letter in substitution therefor pursuant to the terms thereof, subject to the conditions for such bridge loan financing set forth in the Financing Letters. The Company agrees to provide, and will cause its subsidiaries and their respective personnel and advisers to provide, all cooperation reasonably requested in connection with the arrangement of such financing, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants as may be reasonably requested by Buyer. Notwithstanding the foregoing, Buyer agrees that the payment of any expenses relating to providing such cooperation, including fees by the Company in connection with any commitment letters, shall be subject to the occurrence of the Closing.

          6.3 ACCESS AND INFORMATION . Prior to the Closing Date, the Company shall give to Buyer and its representatives (including any financial institution providing or proposed to provide financing in connection with the transactions contemplated hereby) reasonable access at all reasonable times to the properties, books and records, assets, data, documents, personnel, tax returns and other information of the Company and its subsidiaries and to furnish such information and documents in its possession relating to the Company and its subsidiaries as Buyer may reasonably request, PROVIDED that Buyer shall not be entitled to any such access, information or documents for the purposes of conducting any environmental audit or assessment without the prior written consent of the Company. The Company further agrees to furnish Buyer with such financial and operating data and other information which the Company has reasonably available with respect to the Company's business, properties, assets and financial and legal condition as Buyer or its representatives, accountants and attorneys may from time to time reasonably request. All such information and documents obtained by Buyer shall be subject to the terms of the Confidentiality Agreement, dated May, 1998 (the "CONFIDENTIALITY AGREEMENT"), between Buyer and the Company. Buyer hereby agrees that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to the Company provided to Buyer or its affiliates or any of their respective advisors or employees pursuant to this Merger Agreement.

          6.4 TRANSFER TAXES . Buyer shall be liable for all transfer Taxes (including, without limitation, any transfer gains Taxes) arising from the transactions contemplated by this Merger Agreement.

          6.5 PUBLICITY . No press release or public announcement related to this Merger Agreement or the transactions contemplated hereby shall be issued or made without the joint approval of the Company and Buyer, unless required by law, in which case the Company and Buyer shall have the right to review such press release or announcement prior to its publication.

          6.6 INDEMNIFICATION OF OFFICERS AND DIRECTORS . For a period of seven years after the Closing Date, Buyer shall not, and shall not permit the Surviving Corporation to, amend, repeal or modify any provision in the Certificate of Incorporation or By-laws relating to the exculpation or indemnification of former officers and directors (unless required by law) in a manner that would be adverse to such persons, it being the intent of the parties that the officers and directors of the Surviving Corporation prior to the Closing Date shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law.

          6.7 CONTACT WITH CUSTOMERS AND SUPPLIERS . Buyer and its representatives shall contact and communicate with the employees, customers, suppliers and licensors of the Company in connection with the transactions contemplated hereby only with the prior written consent of the Company, which consent shall not be unreasonably withheld, which consent may be conditioned upon an officer of the Company being present at any such meeting or conference.

          6.8 STOCKHOLDERS APPROVAL . The Company shall take all appropriate action in accordance with the DGCL, the Company's Certificate of Incorporation and By-laws (A) to obtain consent of all of its stockholders acting without a meeting with respect to the Merger and this Merger Agreement and (B) prior to the Effective Time to obtain consent of the requisite number of stockholders to amend the Company's Certificate of Incorporation as reasonably requested by the Buyer and to file such amended Certificate of Incorporation with the Delaware Secretary of State.

          6.9 NO SOLICITATION; NOTIFICATION . (i) The Company and its subsidiaries shall not, and shall cause their respective representatives (including, without limitation, investment bankers, attorneys and accountants) not to enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposal by or participate in any discussions or negotiations with, or provide any information to, or otherwise cooperate in any other way with, any person other than Buyer and its representatives concerning any sale of all or any material portion of the Company's or any subsidiary's assets (other than sales of inventory, product or obsolete or non-productive assets in the ordinary course of business) or the business of, or of any Equity Securities of, the Company or any subsidiary, or any business combination or any recapitalization, dissolution or similar transaction involving the Company (each such transaction being referred to herein as "PROPOSED ACQUISITION TRANSACTION").

          (ii) The Company will immediately notify Buyer if any written offer is made, discussions or negotiations are sought to be initiated with respect to any Proposed Acquisition Transaction and keep Buyer informed of the status of any developments regarding such offer.

          6.10 NOTICE OF DEVELOPMENTS . Each party hereto shall give prompt written notice to the other party of (I) the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any representation or warranty made by such party in this Merger Agreement or in any Schedule to be untrue or inaccurate and (II) any failure by such other party to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Merger Agreement. No disclosure by any party pursuant to this Section 6.10, however, shall be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or breach or failure to satisfy any representations, warrant, covenant, condition or agreement hereunder.

          6.11 NOVATION AGREEMENTS . The Company shall use its reasonable best efforts to satisfy all conditions to obtaining any novation agreements which may be required with respect to any of the Government Contracts and to pass to the Surviving Corporation any security clearances relating to such Contracts.

          7.  CONDITIONS PRECEDENT.

          7.1 GENERAL . The respective obligations set forth herein of each party to effect the Merger shall be subject to the fulfillment, on or before the Effective Time, in the case of the Company, of the conditions set forth in Sections 7.2 and 7.3, and in the case of Buyer, of the conditions set forth in Sections 7.2 and 7.4.

          7.2  CONDITIONS TO OBLIGATIONS OF BOTH PARTIES .

          7.2.1 HSR ACT . The waiting period under the HSR Act shall have been terminated or expired.

          7.2.2 CONSENTS . All consents, authorizations, permits or approvals listed on Schedule 7.2.2 shall have been made or obtained. Buyer shall have 30 days after the date hereof to amend Schedule 7.2.2 with the consent of the Company, such consent not to be unreasonably withheld, to include any consents, authorizations, permits or approvals relating to government contracts required to be made or obtained prior to the Closing Date in connection with the execution and delivery of this Merger Agreement and the transactions contemplated hereby, the failure of which to obtain could reasonably be expected to have a Material Adverse Effect.

          7.2.3 NO INJUNCTION OR LITIGATION . There shall not be in effect any injunction or other order issued or instituted or overtly threatened by a court of competent jurisdiction or governmental authority restraining or prohibiting or seeking to restrain or prohibit the consummation of the transactions contemplated by this Merger Agreement and there shall not have been promulgated, entered, issued or determined by any court or other governmental authority to be applicable to this Merger Agreement any applicable law making illegal the consummation of the transactions contemplated hereby and no proceeding brought by any governmental authority with respect to the application of any such applicable law shall be pending. No suit, proceeding or similar action by any person shall have been instituted which questions the validity or legality of the transactions contemplated hereby and which is reasonably likely to materially adversely affect the value of the Buyer's equity interest in the Surviving Corporation.

          7.3  CONDITIONS TO OBLIGATIONS OF THE COMPANY .

          7.3.1 REPRESENTATIONS AND WARRANTIES OF BUYER . Each of the representations and warranties in Section 5 shall be true and correct in all material respects when made and at and as of the Effective Time with the same effect as though made at and as of such time. Buyer shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Effective Time.

          7.3.2 OFFICER'S CERTIFICATE . Buyer shall have delivered to the Company a certificate, dated the Effective Time and signed by its President or a Vice President, as to the fulfillment of the conditions set forth in Section 7.3.1.

          7.3.3 OUTSTANDING DEBT . Buyer shall have paid or provided sufficient funds to the Company to pay all amounts owing with respect to the Credit Agreement.

          7.3.4 TRANSACTION COSTS . Buyer shall have provided sufficient funds to the Company to pay the Transaction Costs.

          7.3.5 STOCKHOLDERS' AGREEMENT . Odyssey shall have entered into a stockholders' agreement with Kelso Investment Associates IV, L.P. and Kelso Equity Partners II, L.P. ("KELSO") in form and substance reasonably satisfactory to Kelso.

          7.4  CONDITIONS TO OBLIGATIONS OF BUYER .

          7.4.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY . Each of the representations and warranties in Section 4 shall be true and correct when made and at and as of the Effective Time with the same effect as though made at and as of such time, except (A) that those representations and warranties which are made of a specific date shall be true and correct in all material respects only as of such date and (B) where the truth or incorrectness of such representations and warranties would not, singly or in the aggregate, have a Material Adverse Effect. For purposes of this Section 7.4.1, the representations and warranties of the Company contained in this Merger Agreement shall be deemed to have been made without any qualification as to knowledge or materiality and, accordingly, all references in such representations and warranties to "material," "Material Adverse Effect," "in all material respects," "Material Adverse Change," "knowledge," "best knowledge" and similar terms and phrases (including, without limitation, references to the dollar thresholds therein) shall be deemed to be deleted therefrom. The Company shall have duly performed and complied in all material respects with all agreements and covenants contained herein required to be performed or complied with by it at or before the Effective Time.

          7.4.2 OFFICER'S CERTIFICATE . The Company shall have delivered to Buyer a certificate, dated the Effective Time and signed by its President or a Vice President, as to the fulfillment of the conditions set forth in Sections 7.4.1, 7.4.8 and 7.4.11.

          7.4.3 DIRECTORS . All directors of the Company shall have tendered their resignations.

          7.4.4 FIRPTA CERTIFICATE . Buyer shall have received (I) a certification from the Company, dated no more than 30 days prior to the Closing Date and signed by a President or a Vice President of the Company, that the Company is not, and has not been at any time during the five years preceding the date of such certification, a United States real property holding company, as defined in section 897(c)(2) of the Code, and (II) proof reasonably satisfactory to Buyer that the Company has provided notice of such certification to the Internal Revenue Service in accordance with the provisions of Treasury Regulations section 1.897-2(h)(2).

          7.4.5 FINANCIAL ADVISORY AND STOCKHOLDERS' AGREEMENT . The Financial Advisory Agreement referred to in Schedule 4.19 shall have been terminated in consideration of the fee referred to in Section 4.20 and each of the Stockholders' Agreement and Investor Stockholders' Agreement referred to in
Schedule 4.9 shall have been terminated.

          7.4.6 FINANCING . The debt funding contemplated by the Financing Letters shall have been obtained; it being understood that as of October 31, 1998 this condition shall only apply to the credit agreement and bridge loan financing in the Financing Letters.

          7.4.7 TRANSACTION COSTS . The Company shall have paid the Transaction Costs with funds provided by Buyer.

          7.4.8 MINIMUM NET WORTH . As of the close of business on the day prior to the Effective Time, the Company and its subsidiaries on a consolidated basis shall have a minimum net worth (as determined in accordance with GAAP applied on a basis consistent with the Audited Financial Statements) of not less than $52 million, it being understood that net worth will be calculated without reflecting the transactions contemplated by the Merger Agreement or any of the costs and expenses incurred or to be incurred by the Company in connection therewith.

          7.4.9 APPROVALS . All payments to be made to employees or former employees pursuant to the Executive Retention Bonuses shall have been approved by stockholders holding more than 75% of the voting power of all outstanding stock of the Company in accordance with the provisions of Code Section 280G(a)(5)(B) so as to be excluded from the definition of "parachute payment" under Code Section 280G.

          7.4.10 STOCKHOLDERS' AGREEMENT . Kelso shall have entered into a stockholders' agreement with Odyssey in form and substance reasonably satisfactory to Odyssey.

          7.4.11 MATERIAL ADVERSE CHANGE . Since June 26, 1998, there shall not have been any Material Adverse Change with respect to the Company and to the knowledge of the Company there shall not have occurred any event which could reasonably be expected to result in a Material Adverse Change.

          8.  GENERAL PROVISIONS.

          8.1 WAIVER . Any of the terms and conditions of this Merger Agreement may be waived in writing at any time on or prior to the Effective Time by the party entitled to the benefits thereof.

          8.2 ENTIRE AGREEMENT . This Merger Agreement, including the exhibits and schedules hereto (which are hereby incorporated by reference and made a part hereof) is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, projections, studies, statements, environmental site assessments or investigations, financial data, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof (including, without limitation, the Confidential Memorandum, dated May 1998, prepared by Goldman Sachs & Co., with respect to the Company and any supplements thereto), except that this Merger Agreement does not supersede the Confidentiality

Agreement, the terms and conditions of which the parties hereto expressly reaffirm. Without limiting the generality of the foregoing, the parties hereto acknowledge and agree that neither party nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Section 4 and 5 and neither party is relying on any statement, representation or warranty, oral or written, express or implied, made by the other party or such other party's affiliates, representatives or agents, except for the representations and warranties set forth in such sections.

          8.3 TERMINATION . (a) This Merger Agreement may be terminated: (I) at any time prior to the Effective Time by mutual consent of Buyer and the Company, (II) by either Buyer or the Company, if the Merger shall not have been consummated on or before December 15, 1998 (and such party is not then in material breach hereunder) or such later date as the parties may have agreed to in writing, (III) by either Buyer or the Company if Buyer, in the case of the Company, or the Company in the case of Buyer, shall (and the terminating party shall not) have failed to perform and comply with all agreements and covenants required to have been performed or complied with by such party prior to the time of such termination, with such exceptions as are not in the aggregate material, and such failure shall not have been cured within 30 days following notice of such failure, or (IV) by Buyer, if within two weeks of the date hereof, the Company shall not have delivered letters reasonably satisfactory to Buyer executed by the employees listed on Schedule 8.3 hereto reflecting the matters set forth on Schedule 8.3 hereof.

          (b) In the event of termination by the Company or Buyer pursuant to this Section 8.3, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Merger Agreement shall be terminated without further action by either party. If the transactions contemplated by this Merger Agreement are terminated as provided herein:

          (i) Buyer shall return to the Company all documents and other materials received from the Company, its affiliates or its agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

          (ii) all confidential information received by Buyer with respect to the Company and its affiliates shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Merger Agreement.

          (c)  If this Merger Agreement is terminated as provided in this
Section 8.3, this Merger Agreement shall become null and void and of no further force or effect, except for the Confidentiality Agreement, Section 6.5 (Publicity) and Section 8.4 (Expenses).

Nothing in this Section 8.3 shall be deemed to release any party hereto from any liability for any willful breach by such party of the terms and provisions of this Merger Agreement or to impair the right of any party hereto to compel specific performance under this Merger Agreement.

          8.4 EXPENSES . Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses incident to the preparation and performance of this Merger Agreement; PROVIDED that Buyer shall be responsible for all filing fees in connection with the filings required by the HSR Act; PROVIDED, FURTHER, that the Transaction Costs shall be paid by the Company from funds deducted from the Merger Consideration.

          8.5 FURTHER ACTIONS . Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by any other party in order to consummate or implement the transactions contemplated hereby.

          8.6 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS; NO RECOURSE . Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, no representations, warranties or agreements in this Merger Agreement or in any certificate delivered in connection herewith shall survive the Merger, except that the agreements contained in Section 3 and the agreements of Buyer referred to in Sections 6.6 (Indemnification of Officers and Directors), 8.12 (Governing Law) and this Section 8.6 shall survive the Merger indefinitely (except to the extent a shorter period of time is explicitly specified therein). In no event shall Buyer or the Surviving Corporation, or the Company or any of their respective affiliates, agents, representatives, successors or assigns, have any recourse against the present or former directors, officers, stockholders, Option Holders or Warrant Holders of the Company or Buyer, as the case may be, or any affiliates or agents thereof with respect to any representation, warranty or agreement made by the Company or Buyer in this Merger Agreement or in any certificate delivered in connection herewith.

          8.7 NOTICES . All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (I) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (II) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (III) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (i) or (ii) above, when transmitted and receipt is confirmed by telephone; or (IV) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

          if to the Company (prior to the Effective Time):

               TransDigm Holding Company
               c/o Marathon Power Technologies
               8301 Imperial Drive
               Waco, Texas 76712
               Attention:  Douglas W. Peacock
               Fax:   254-741-5420

          with a copy to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York  10022
               Fax Number:  (212) 909-6836
               Attention:  Margaret A. Davenport
               Fax:  212-909-6667

          and to:

               Kelso & Company
               320 Park Avenue - 24th Floor
               New York, New York 10022
               Attention:  James J. Connors II
               Fax:  212-223-2379

          if to Buyer or to the
            Surviving Company (after the Effective Time):

               Odyssey Investment Partners, LLC
               280 Park Avenue, 38th Floor
               New York, NY  10017
               Attention:  Muzzafar Mirza
               Fax:  (212) 351-7925
          with a copy to:

               Latham & Watkins
               885 Third Avenue
               Suite 1000
               New York, NY  10022
               Attention:  Richard Trobman
               Fax:  (214) 751-4864

or to such other address or to such other person as either party hereto shall have last designated by notice to the other party.

          8.8 ASSIGNMENT AND AMENDMENTS . This Merger Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Buyer, the Company and each of their respective successors and assigns, except that neither this Merger Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer, or the Surviving Corporation without the prior written consent of the Company. This Merger Agreement and the Schedules hereto cannot be altered or otherwise amended except prior to the Effective Time pursuant to an instrument in writing signed by Buyer and the Company.

          8.9 NO THIRD PARTY BENEFICIARIES . Nothing in this Merger Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Merger Agreement.

          8.10 COUNTERPARTS . This Merger Agreement may be executed in two or more counterparts, each such counterpart being deemed to constitute one and the same instrument.

          8.11 INTERPRETATION . The section headings in this Merger Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Company's knowledge or the knowledge of the Company shall mean the actual knowledge of Douglas W. Peacock, Nicholas Howley, John D. Peterson, Robert S. Henderson and Peter B. Radekevich obtained in the normal course of their respective duties as officers of the Company. Such individuals will be also deemed to have knowledge of a particular fact or other matter if a prudent person could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. The disclosure of any matter in the schedules hereto shall not be deemed to be a disclosure under any other schedule hereto unless expressly made therein or unless, and only to the extent that, it is apparent on the face of such disclosure that such disclosure contains information which also modifies another representation and warranty. For the purpose of this Merger Agreement, the following terms shall have the following meanings: "AFFILIATE" shall mean, with respect to any person or entity (the "REFERENT PERSON"), any person or entity which controls the referent person, any person or entity which the referent person controls, or any person or entity which is under common control with the referent person. For purposes of the preceding sentence, the term "CONTROL" shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, by contract or otherwise; "PERSON" shall mean and include an individual, partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof; and "SUBSIDIARY" shall mean any corporation or other business entity, whether or not incorporated, of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members of the board of directors, or other persons performing similar functions with respect to such entity, are held, directly or indirectly by such party.

          8.12 GOVERNING LAW . This Merger Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such state.

          8.13  CONSENT TO JURISDICTION, ETC.   (a)  Each of the parties hereto
hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court sitting in the County of New York or Federal court of the United States of America sitting in New York City, in any action or proceeding arising out of or relating to this Merger Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Merger Agreement or the transactions contemplated hereby in any such New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

          (c) Each party to this Merger Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.7. Nothing in this Merger Agreement will affect the right of any party to this Merger Agreement to serve process in any other manner permitted by law.

          8.14 WAIVER OF JURY TRIAL . (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS MERGER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

          (b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS MERGER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.14.

          IN WITNESS WHEREOF, the parties hereto have caused this Merger Agreement to be executed as of the date first above written.

                              PHASE II ACQUISITION CORP.


                              By  /s/ Muzzi Murza
                                 ----------------------------------
                                 Name:  Muzzi Murza
                                 Title: Chairman of the Board, President &
                                           Treasurer


                              TRANSDIGM HOLDING COMPANY


                              By /s/ Douglas W. Peacock
                                 ----------------------------------
                                 Name:  Douglas W. Peacock
                                 Title: Chairman & Chief Executive Officer